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                                                                    EXHIBIT 10.4


                        ADMINISTRATIVE SERVICES AGREEMENT


            THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of the 1st day of October, 1998 by and between KEYSTONE FOODS CORPORATION, a Delaware corporation having an address at 401 City Avenue, Suite 800, Bala Cynwyd, Pennsylvania 19004 ("Keystone"), and CRYSTAL MEDICAL PRODUCTS, INC., an Illinois corporation having an address at 321 Spruce Street, Suite 525, Scranton, Pennsylvania 18503 ("Crystal").

                                    RECITALS:

            WHEREAS, Keystone operates a food processing facility and laboratory at 600 A Kaiser Drive, Folcroft, Pennsylvania 19032 (the "Facility") under a lease dated December 1990 and amended on July 31, 1995 (the "Lease") with Henderson-Columbia Corp. ("Landlord"); and

            WHEREAS, Keystone has provided space at the Facility for use by Crystal in the testing of an instrument developed by Crystal and has also permitted Crystal to utilize certain Keystone employees at the Facility for Crystal's business purposes; and

            WHEREAS, Crystal desires to continue to sublease from Keystone approximately Twelve Hundred (1,200) square feet of laboratory space and utilities at the Facility (the "Leased Premises") until Crystal occupies its own facilities and to enjoy the benefit of the utilities servicing the Leased Premises; and

            WHEREAS, Crystal desires to continue to use certain of Keystone's administrative, accounting, human resources, benefits, scientific, laboratory and insurance personnel (the "Personnel") to assist Crystal in operating its business until Crystal increases its own staff; and
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            WHEREAS, Keystone is willing to sublease the Leased Premises to
Crystal and to provide Personnel to assist Crystal in operating its business upon the terms and subject to the conditions set forth herein,

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

            (1) Leased Premises. Subject to the rights of the Landlord under the Lease, Crystal shall be entitled to the exclusive use, occupancy and quiet enjoyment of the Leased Premises and shall be entitled to use of the utilities as reasonably required by Crystal. Keystone, at its sole cost and expense, shall maintain the Leased Premises in good condition and repair and shall provide all janitorial services; provided that Crystal shall be responsible for the cost of any repairs or renovations to the Leased Premises, and to the restoration of the same following the cessation of its occupancy thereof, necessitated by Crystal's business requirements or by the negligence or misconduct of Crystal, its employees, agents or contractors (other than Keystone). Following the cessation of its occupancy hereunder, Crystal shall return the Leased Premises to Keystone in broom clean condition, reasonable wear and tear excepted. Keystone shall at all times, at its sole expense, maintain property and liability insurance coverage for the Leased Premises; provided, however, that Crystal shall reimburse Keystone for any portion of an insurance premium incurred solely on account of, or arising out of, Crystal's occupancy of, or the activities of Crystal at, the Leased Premises. Crystal shall be obligated to obtain and maintain both property damage and liability insurance coverage for the contents of the Leased Premises and acts or events occurring thereon or elsewhere at the Facility.

            (2) Personnel.

                  (a) During the term of this Agreement, Keystone shall use reasonable efforts to provide Crystal with the Personnel which Crystal reasonably requires in order to conduct and operate its business at the Leased Premises in the ordinary course. Keystone


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shall have no duty or responsibility to hire or retain any individual or any group of persons solely to fulfill the employment needs of Crystal, nor shall it be obligated to employ any individual not otherwise required for, or useful in, the conduct of Keystone's own business to satisfy a request of Crystal. Keystone shall, however, wherever practicable and upon reasonable notice from Crystal, make available to Crystal such of its Personnel, on a full or part-time basis, as Crystal may determine. Crystal may, for any lawful reason, reject any person referred to it by Keystone hereunder or ask Keystone to replace any person provided by it with another similarly qualified Keystone employee.

                  (b) Crystal acknowledges that all of the Personnel assigned by Keystone to perform services for Crystal shall, unless the parties otherwise specifically agree in writing, remain employees of Keystone and that Keystone shall have the sole and exclusive right and authority to control the Personnel including, but not limited to, training, scheduling, discipline and discharge. All Personnel policies shall be established and administered solely by Keystone. At no time shall Crystal claim, state, suggest or permit a perception to persist that any of the Personnel are employees of Crystal.

                  (c) Keystone shall be solely responsible for all wages, salaries, bonuses, benefits and other compensation, taxes and tax withholding, workers' compensation and other insurance for and with respect to Personnel and shall obtain and maintain during the term hereof, life, accident, disability and errors and omissions insurance for its employees. Keystone shall submit to Crystal, and shall update the same promptly after any change is made therein, a list of all insurance coverages, including the name of the person or entity covered, the carrier, policy number and the nature and extent of the coverage. Crystal may, at its own expense, obtain additional coverage for employees or property. To the extent that Crystal's coverage is an add-on to the Keystone policy, the cost shall be shared by the parties on an equitable basis.

            (3) Compliance with Laws; Lease. Each of the parties, in connection with their performance of this Agreement and the occupancy of the Leased Premises, shall


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comply with all laws, statutes, ordinances, rules, regulations, governmental orders or other legal requirements affecting such party's business including, without limitation, environmental laws and regulations, the employment of Personnel or the use and occupancy of any real or personal property. Neither party shall take any action in breach or violation of, or that would cause another to breach or violate, any applicable Federal, state or local law, rule, regulation or order relating to labor or employment, the ownership, use, maintenance or handling of equipment or toxic substances or the occupancy of the Leased Premises. Neither party shall engage in or permit any conduct at the Leased Premises or the Facility that would constitute unlawful discrimination. Both parties shall take all actions required to comply with the terms of the Lease and retain the same in full force and effect. Crystal acknowledges that it has received and reviewed the Lease and will not take, or omit to take, any action which, if taken or omitted by Keystone, would constitute a breach or default under the Lease.

            (4) Fee for Leased Premises and Personnel. In consideration for use of the Leased Premises and the Personnel as contemplated by this Agreement, Crystal shall pay Keystone initially a fee of Twenty Thousand Dollars ($20,000.00) per month for the Personnel and One Thousand Two Hundred Dollars ($1,200.00) per month for the Leased Premises. All payments shall be made on the first day of each month, commencing October 1, 1998. Crystal may elect, from time to time, upon at least thirty (30) days' written notice to Keystone, to reduce its use of Keystone's Personnel as Crystal increases its own staff. Any such reduction in Personnel shall reduce the monthly fee payable to Keystone by an amount to be mutually agreed upon by the parties, depending upon the persons affected.

            (5) Prior Use of Leased Premises and Personnel. The parties acknowledge that Keystone has, during 1997 and 1998 prior to the date of this Agreement, permitted Crystal to use the Leased Premises and certain Keystone Personnel in the conduct of Crystal's business activities. In consideration for such prior use, Crystal shall pay Keystone Three Hundred Eighty-Nine Thousand Dollars ($389,000.00), which amount has been reviewed and approved by both parties. Such payment shall be made immediately following


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the closing of an equity offering by Crystal of its common stock, or, if the equity offering is not consummated by March 31, 1999, in accordance with a payment schedule which the parties shall mutually agree upon.

            (6) Relationship of the Parties. The parties acknowledge, confirm and agree that this Agreement is not intended to create a joint venture, association, partnership, franchise or other form of business or relationship. The parties acknowledge, however, that Keystone is currently a shareholder of Crystal. This Agreement shall not affect Keystone's rights or privileges as a shareholder or create any fiduciary or other duty owing by Keystone to Crystal or any other person or entity, except as specifically set forth herein.

            (7) Term. The term of this Agreement shall begin on October 1, 1998 and shall continue on a month-to-month basis until terminated, in whole or in part, by either party upon at least thirty (30) days' prior written notice to the other. In the event of a partial termination (as to the Leased Premises or to any particular Personnel), this Agreement shall remain in full force and effect as to all portions not so terminated.

            (8) Indemnification. Each party (an "Indemnitor") shall indemnify the other (an "Indemnitee") from and against any and all claims, liabilities, expenses, costs, damages and losses, including reasonable attorneys' fees, arising out of any act or omission by the Indemnitor, its employees, agents or contractors in connection with, or relating to, the Indemnitor's performance of this Agreement, provided, however, that an Indemnitor shall not be liable to an Indemnitee for loss of business, goodwill, profits or other consequential or special damages.

            (9) Default. If either party fails to make any payment or perform any agreement, covenant or provision hereunder within ten (10) days after receipt of written notice of such failure from the other party, such party shall be in default under this Agreement. Upon a default by Crystal, Keystone shall have the right to withhold Personnel or use of the Leased Premises until the default is cured or to terminate this Agreement


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forthwith by written notice to Crystal, in which case all amounts due and owing to Keystone shall be immediately due and payable. Upon a default by Keystone, Crystal shall have the right to withhold payments required to be made hereunder until the default is cured or to terminate this Agreement forthwith by written notice to Keystone, in which case all amounts due and owing to Keystone prior to such default shall be immediately due and payable.

            (10) Miscellaneous Provisions.

                  (a) Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties and may not be modified or amended except by written instrument signed by both parties.

                  (b) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of law.

                  (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The rights and privileges of Crystal and its duties and responsibilities under this Agreement may not be assigned by it or assumed by any third party without the express prior written consent of Keystone.

                  (d) Notices. Any notice required by this Agreement shall be in writing and sent to the other party by hand delivery, United States certified mail or by nationally recognized overnight courier service to the addresses of the parties set forth on the first page of this Agreement. All notices shall be deemed given or delivered when actually received.

                  (e) Third-Party Beneficiaries. Nothing set forth in this Agreement shall be for the benefit of, and no provision of this Agreement may be enforced by, any person or entity other than the parties, their successors and permitted assigns.


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            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                    CRYSTAL MEDICAL PRODUCTS, INC.

                                    By: /s/ Herbert Lotman
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                                        HERBERT LOTMAN,
                                        Chief Executive Officer

                                    KEYSTONE FOODS CORPORATION

                                    By: /s/ John Coggins
                                        --------------------------------
                                        JOHN COGGINS, Vice President


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